EXHIBIT 99.1

Educational Development Corporation Announces Third Quarter Fiscal 2018 Results

TULSA, Okla., Jan. 11, 2018 (GLOBE NEWSWIRE) -- Educational Development Corporation (“EDC”, or the “Company”) (NASDAQ:EDUC) (http://www.edcpub.com) today reports record net sales and earnings per share results for the third quarter ended November 30, 2017.

Randall White, CEO of Educational Development Corporation, announced that for the fiscal third quarter ended November 30, 2017, the Company reports net revenues of $38,908,000, an increase of $8,210,400, or 26.7%, when compared to $30,697,600 for the third quarter of the previous year.  Net earnings totaled $2,128,400 for quarter ended November 30, 2017, compared to $1,274, 200 for the quarter ended November 30, 2016, an increase of 67.0%.   Earnings per share for the quarter were $0.52 compared to $0.31 for the same quarter in the previous year, up 67.7% on a fully diluted basis.

Our direct sales division, Usborne Books & More (“UBAM”), continues to be the largest operating segment of the Company.  Net revenues of this division for the third quarter ending November 30, 2017 were $36,468,400, an increase of 32.0% from $27,622,600 reported in the third quarter ended November 30, 2016.  The average number of active direct sales consultants increased 3,000, or 11.0%, to 31,100 for the quarter ended November 30, 2017, over our average active consultant count in the third quarter of last year.

Our Publishing’s division net revenues for the quarter ended November 30, 2017 were $2,439,700, a decrease of $635,300, or 20.7% from the revenues reported in the third quarter of last year totaling $3,075,000.

The Company’s year to date net revenues in the first three quarters of the fiscal year totaled $90,020,100, an increase of $10,645,300, or 13.4%, from $79,374,800 reported in the same period last year.  Net earnings totaled $4,390,600 for nine months ended November 30, 2017, compared to $2,212,900 for the nine months ended November 30, 2016, an increase of 98.4%.   Year to date earnings per share increased $0.53, or 98.1%, from $0.54 for the nine months ended November 30, 2016 to $1.07 for the nine months ended November 30, 2017, on a fully diluted basis.

Per Mr. White, “As we previously announced, our Company had record net revenues in our fiscal third quarter.  These revenues were made possible through the technology and operational improvements that were made this year which increased our daily shipping volumes.   Shipments during the quarter were able to keep up with incoming orders without creating a large backlog, which increased revenues and greatly improved customer satisfaction over prior year levels.  This also resulted in minimal deferred revenue at the end of the quarter.

"We are also reporting record profits for the quarter.  These profits result from increased volumes and operational improvements that were made during the last two years.  We are very pleased to see trends in reduced handling, packaging and shipping costs and are excited to see these trends continue in the future.”

Mr. White continued, “We are also continuing to make additional investments in cost reducing technologies.  During the fiscal fourth quarter, we will be investing approximately $1,000,000 to bring additional automation into our packaging and fulfilment processes, which will further increase our daily shipping capacity and efficiency.”

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended November 30		Nine Months Ended November 30
	2017	2016	2017	2016

NET REVENUES	38,908,000	30,697,600	90,020,100	79,374,800

EARNINGS BEFORE INCOME TAXES	3,432,800	2,040,100	7,097,700	3,565,400

INCOME TAXES	1,304,400	765,900	2,707,100	1,352,500
NET EARNINGS	$2,128,400	$1,274,200	$4,390,600	$2,212,900

BASIC AND DILUTED EARNINGS
PER SHARE:
Basic	$0.52	$0.31	$1.07	$0.54
Diluted	$0.52	$0.31	$1.07	$0.54

DIVIDENDS PER SHARE	$0.00	$0.09	$0.00	$0.27

WEIGHTED AVERAGE NUMBER OF
COMMON AND EQUIVALENT SHARES
OUTSTANDING:
Basic	4,087,268	4,079,916	4,087,686	4,074,355
Diluted	4,090,011	4,084,863	4,090,053	4,079,833

EDC will host its third quarter fiscal 2018 results Investor Call including a live Q&A webcast on Tuesday, January 16, 2018, at 2 PM CT (3 PM ET).  Randall White, the Company’s CEO and President, Craig White, VP of IT, Heather Cobb, VP of UBAM and Dan O’Keefe, CFO and Secretary, will present the annual results and be available for questions following the presentation.  Phone lines for participants will be available at (844) 395-9253 (International callers can use (478) 219-0506).  The conference passcode is 5167249.

The weblink to the call is https://edge.media-server.com/m6/p/iqzodkjw.

The link to the webcast, including replays will be available following the event at www.edcpub.com/investors.aspx.

About Educational Development Corporation (EDC)
EDC is a publishing company specializing in books for children. EDC is the exclusive United States distributor of the UK-based Usborne Books and owns Kane Miller Publishers; award-winning publishers of international children’s books. EDC’s current catalog contains over 2,000 titles, with new additions semi-annually. Both Usborne and Kane Miller products are sold via 5,000 retail outlets and by independent consultants, who hold book showings in individual homes, through social media, book fairs with school and public libraries, direct and internet sales.

Contact:
Educational Development Corporation
Randall White, (918) 622-4522

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new consultants, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing  for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 29, 2016, all of which are difficult to predict.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 29, 2016 and speak only as of the date of this Press Release.  Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.